Exhibit 10.1

Forest City Enterprises, Inc. Long-Term Incentive Plan

The following is a description of the Company’s Executive Long-Term Incentive Plan (the “Plan”) provided pursuant to Paragraph 10 (iii) (B) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information. The Plan is composed of the Forest City Enterprises, Inc. 1994 Stock Plan as amended and restated as of June 21, 2005 and filed in the Company’s Proxy Statement for the annual meeting held on June 21, 2005, and the Cash Plan, which is described below.

The amendments to the Plan, which are effective for the fiscal year beginning February 1, 2004 and will remain in effect for fiscal years thereafter as may be amended, were approved by the Compensation Committee during the 2004 fiscal year and were ratified by the Board of Directors on March 24, 2005. The purpose of the Plan is to promote the interests of the Company and its stockholders by providing key executives with financial rewards based upon achievement of specified business objectives, as well as to attract and retain key executives by providing compensation opportunities linked to performance results.

The Chief Executive Officer (“CEO”) and other members of senior management are eligible to participate in the Plan. Bonuses payable under the Plan are determined by the independent members of the Board of Directors upon the recommendation of the Compensation Committee with respect to the CEO and by the Compensation Committee with respect to all other eligible participants.

The Cash Plan is an accumulating four-year program whereby certain key executives are entitled to an annual cumulative incentive that accrues towards a single payout at the end of each four-year period. The actual payout is based on performance against the Company’s goals. The annual available incentive bonus ranges from 25% of each participant’s base compensation to 60% of each participant’s base compensation, depending on the job requirements of the participant. Performance incentive dollars accrue on an annual basis based on meeting certain yearly performance objectives. In addition to the annual performance objectives that must be met during the four-year period, the Company must meet the long term cumulative goals for the four-year period in order for participants to receive 100% of their accumulated incentive.

Bonuses payable are based on a formula which includes annual growth in Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”) and Total Return (defined as the change in net asset value, an internal measure, plus/minus cash used/generated for the period) above a specified threshold. Payouts are systematically reduced if the specified thresholds for EBDT and Total Return are not achieved.

Payment of bonuses (if any) is typically made in the first quarter after the fourth fiscal year. Bonuses will typically be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.